Exhibit 99

For Release: March 13, 2006

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-9100

NHC changes advisory management

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX:NHC), one of the nation's oldest long-term health care companies, announced today that it reached an agreement with National Health Investors, Inc. (NYSE:NHI) to end the use of NHC's senior officers as advisors to NHI.

Highlights of the new agreement include the resignation of two NHI officers, who previously held dual post at NHC and NHI. Charlotte Swafford, senior vice president and treasurer of NHC and NHI, and Donald Daniel, senior vice president and controller of NHC and NHI will discontinue serving in those capacities at NHI effective on or about Dec 31, 2006. However, both will continue as valued officers at NHC. In addition, Kenneth DenBesten, senior vice president of finance at both companies, will continue his position with NHI and resign his post at NHC, on or about Dec. 31, 2006.

"The two companies have grown significantly since the initial advisory agreement was put in place in 1991," said NHC President Robert Adams. "NHC's Board believes it to be in the best interest of NHC to accentuate its independence from NHI, its largest landlord. We also want to give these two valued senior officers more time to focus on NHC as we prepare for a generation of aging baby boomers."

NHC provides services to 74 long-term health care centers with 9,177 beds. NHC also operates 30 homecare programs, six independent living centers and assisted living centers in 22 locations. NHC's other services include managed care specialty medical units, Alzheimer's units, hospice and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investors must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHC's judgment as of the date of this release.